UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On June 24, 2013, Grandparents.com, Inc. (the “Company”) issued an aggregate of 300,000 shares of its common stock and warrants to purchase an aggregate of 25,000 shares of its common stock at an exercise price of $0.25 per share in exchange for services performed for the Company by the recipients thereof. The warrants are exercisable for a period of five years and may be exercised on a cashless basis. The number of shares for which the warrants are exercisable and the exercise price are subject to adjustments for certain customary events.

On June 24, 2013, the Company issued 428,571 shares of its common stock to a consultant in exchange for fees and expenses in the amount of $36,586 incurred in connection with services provided to the Company.

The disclosures contained in Item 5.02 of this Current Report on Form 8-K are incorporated herein by reference in response to this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2013, the Board of Directors of the Company determined to grant four (4) warrants (the “Warrants”), each Warrant is exercisable for 1,000,000 shares of the Company’s common stock at an exercise price of $0.25 per share, for past services and performance rendered to the Company. A Warrant was issued to each of Steven Leber, Chairman and Co-Chief Executive Officer; Joseph Bernstein, Co-Chief Executive Officer, Chief Financial Officer and Treasurer; Dr. Robert Cohen, Director; and Lee Lazarus, Director. The Warrants are exercisable for a period of five years and may be exercised on a cashless basis. The number of shares for which the Warrants are exercisable and the exercise price are subject to adjustments for certain customary events.

The foregoing description of the Warrants does not purport to be complete and such description is qualified in its entirety by reference to the form of Warrant to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Steven Leber
Steven Leber
Co-Chief Executive Officer